EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
4/3/2013	Sale	$ 8.1677	1	17300
4/4/2013	Sale	$ 8.1500		2500
4/9/2013	Sale	$ 8.1083	2	3000
4/10/2013	Sale	$ 8.1836	3	11000
4/11/2013	Sale	$ 8.2851	4	1239
4/22/2013	Sale	$ 8.0000		1055
4/24/2013	Sale	$ 8.0008	5	2400
4/30/2013	Sale	$ 8.1751	6	7715
5/2/2013	Sale	$ 8.0644	7	3400
5/3/2013	Sale	$ 8.3108	8	19298
5/6/2013	Sale	$ 8.4905	9	10300
5/7/2013	Sale	$ 8.7206	10	5000
5/8/2013	Sale	$ 9.1635	11	16500
5/9/2013	Sale	$ 9.2006	12	10000
5/10/2013	Sale	$ 9.4686	13	7000
5/13/2013	Sale	$ 9.3516	14	1140
5/14/2013	Sale	$ 9.3000		2500
5/15/2013	Sale	$ 9.0050	15	1700
5/16/2013	Sale	$ 9.2073	16	19537
5/17/2013	Sale	$ 9.0827	17	3200
5/20/2013	Sale	$ 9.1791	18	5465
5/22/2013	Sale	$ 9.1057	19	15056
5/23/2013	Sale	$ 9.1912	20	8601
5/24/2013	Sale	$ 9.3180	21	3065
5/28/2013	Sale	$ 9.6359	22	5600
5/29/2013	Sale	$ 9.3068	23	6000
5/30/2013	Sale	$ 9.0553	24	7300
5/31/2013	Sale	$ 9.0219	25	5500

1 This transaction was executed in multiple trades at prices ranging from $8.15 – 8.23.
2 This transaction was executed in multiple trades at prices ranging from $8.10 – 8.13.
3 This transaction was executed in multiple trades at prices ranging from $8.06 – 8.35.
4 This transaction was executed in multiple trades at prices ranging from $8.27 – 8.29.
5 This transaction was executed in multiple trades at prices ranging from $8.00 – 8.01.
6 This transaction was executed in multiple trades at prices ranging from $8.09 – 8.35.
7 This transaction was executed in multiple trades at prices ranging from $8.06 – 8.08.
8 This transaction was executed in multiple trades at prices ranging from $8.15 – 8.45.
9 This transaction was executed in multiple trades at prices ranging from $8.42 – 8.57.
10 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
11 This transaction was executed in multiple trades at prices ranging from $8.95 – 9.51.
12 This transaction was executed in multiple trades at prices ranging from $9.18 – 9.35.
13 This transaction was executed in multiple trades at prices ranging from $9.38 – 9.53.
14 This transaction was executed in multiple trades at prices ranging from $9.30 – 9.40.
15 This transaction was executed in multiple trades at prices ranging from $9.00 – 9.05.
16 This transaction was executed in multiple trades at prices ranging from $9.07 – 9.34.
17 This transaction was executed in multiple trades at prices ranging from $9.07 – 9.21.
18 This transaction was executed in multiple trades at prices ranging from $9.17 – 9.20.
19 This transaction was executed in multiple trades at prices ranging from $9.06 – 9.15.
20 This transaction was executed in multiple trades at prices ranging from $9.15 – 9.30.
21 This transaction was executed in multiple trades at prices ranging from $9.30 – 9.33.
22 This transaction was executed in multiple trades at prices ranging from $9.44 – 9.71.
23 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
24 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
25 This transaction was executed in multiple trades at prices ranging from $9.00 – 9.06.